UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2026

Atlas Energy Solutions Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41828	93-2154509
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 W. Courtyard Drive Suite 500
Austin, Texas		78730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 220-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AESI	New York Stock Exchange
NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On September 18, 2026, Atlas Energy Solutions Shackelford 1, LLC (“Shackelford”), a Texas limited liability company and an indirect wholly owned subsidiary of Atlas Energy Solutions Inc. (the “Company”), entered into a Purchase Agreement (the “BoP Purchase Agreement”) with Wyoming Machinery Company d/b/a Energy Solutions, a Wyoming corporation (“WMC”), for the purchase of balance-of-plant equipment (the “BoP Equipment”) for a specific power generation project.

Under the BoP Purchase Agreement, WMC will procure and make available for shipment between June 2027 and December 2027 the BoP Equipment for an aggregate purchase price of approximately $340.5 million, payable in installments from September 2026 through May 2027, with 10% of the purchase price withheld until WMC completes its obligations under the BoP Purchase Agreement.

Shackelford may terminate the BoP Purchase Agreement as to all or any portion of the BoP Equipment for convenience upon not less than 14-day prior written notice, in which case Shackelford must pay amounts then due and WMC’s documented cancellation costs and reasonable internal costs, overhead and profit attributable to work performed through termination, subject to WMC’s obligation to mitigate any such costs.

The BoP Purchase Agreement is supported by a cost reimbursement agreement entered into by Shackelford with a leading frontier AI lab, which is also the intended off taker for the power generation project.

The foregoing description of the BoP Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the BoP Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 8.01. Other Events.

On September 18, 2026, Shackelford also entered into a separate Purchase Agreement (the “Generator Purchase Agreement”) with WMC for the purchase of approximately 328 megawatts (“MWs”) of power generation equipment, associated equipment and project engineering services (the “Generator Equipment”) for an aggregate purchase price of approximately $273.0 million, payable in installments from September 2026 through January 2028. The purchase price includes tariffs, which are passed through at the actual amounts charged by Caterpillar Inc. (“Caterpillar”) and paid or payable by WMC and are subject to adjustment for any increase, decrease, exemption, refund or credit in the applicable tariff amounts. The Generator Equipment is scheduled to be ready to ship between April 2027 and February 2028.

Subject to confirmation from Caterpillar, the execution of the Generator Purchase Agreement satisfies a portion of the purchase obligation of Atlas Energy Solutions ProjectCo, LLC, a Texas limited liability company and an indirect wholly owned subsidiary of the Company (“ProjectCo”), under the previously announced Global Framework Agreement between ProjectCo and Caterpillar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS ENERGY SOLUTIONS INC.

Date:	September 24, 2026	By:	/s/ John Turner
Name: John Turner Title: President and Chief Executive Officer